UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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K•SWISS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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31248 Oak Crest Drive

Westlake Village, California 91361

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held December 15, 2004

To the Stockholders of

K•Swiss Inc.:

A Special Meeting of Stockholders (the “Special Meeting”) of K•Swiss Inc. (the “Company”), will be held at the K•Swiss® Corporate Office, 31248 Oak Crest Drive, Westlake Village, California 91361 on Wednesday, December 15, 2004 at 9:00 a.m., Los Angeles time. The purpose of the Special Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement:

1. To approve an amendment to the Company’s 1999 Stock Incentive Plan to increase the number of shares subject thereto from 3,600,000 to 4,600,000, and to approve and ratify the Company’s 1999 Stock Incentive Plan, as amended and restated.

2. To approve the Company’s Economic Value Added Bonus Plan, as amended, to comply with Section 162(m) of the Internal Revenue Code.

3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on November 10, 2004 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting and any adjournments or postponements thereof. In order to constitute a quorum for the conduct of business at the Special Meeting, holders of a majority in voting interest of the Company’s outstanding Common Stock must be present in person or be represented by proxy.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are requested to mark, date, sign and return the enclosed proxy card as promptly as possible in the envelope provided. Stockholders attending the meeting may vote in person even if they have returned a proxy.

By Order of the Board of Directors,

Steven Nichols
Chairman of the Board and President

Westlake Village, California

November 15, 2004

K•SWISS INC.

31248 Oak Crest Drive

Westlake Village, California 91361

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

December 15, 2004

GENERAL INFORMATION ON THE MEETING

This proxy statement is being mailed on or about November 15, 2004 in connection with the solicitation of proxies by and on behalf of the Board of Directors of K•Swiss Inc., a Delaware corporation (the “Company”) for use at a Special Meeting of Stockholders of the Company (the “Special Meeting”), which is to be held on Wednesday, December 15, 2004 at 9:00 a.m. at the K•Swiss® Corporate Office, 31248 Oak Crest Drive, Westlake Village, California 91361, or at any adjournments or postponements thereof, for the purposes set forth herein and in the foregoing Notice.

The entire cost of soliciting proxies will be borne by the Company, including expenses in connection with preparing and mailing of proxy solicitation materials. In addition to the use of mails, proxies may be solicited by certain officers, directors and regular employees of the Company, without extra compensation, by telephone, fax or personal interview. Although there is no formal agreement to do so, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxies and proxy material to the beneficial owners of the Company’s stock.

RECORD DATE AND VOTING

Only stockholders of record at the close of business on November 10, 2004 are entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. As of November 10, 2004, 26,013,244 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) and 8,530,734 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) were outstanding, all of which shares are entitled to be voted at the meeting. As of November 10, 2004, 1,332,276 shares of Class A Common Stock were issued but held by the Company as treasury shares and are not entitled to vote at the meeting. Stockholders are entitled to one vote for each share of Class A Common Stock held of record, and ten votes for each share of Class B Common Stock held of record. With respect to matters to which a class vote is not required by law, the presence, either in person or by proxy, of persons entitled to vote a majority in voting interest of the Company’s outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Special Meeting.

Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspector of election appointed for the Special Meeting and will determine whether or not a quorum is present. The inspector of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

A stockholder giving a proxy may revoke it at any time before it is voted by filing written notice of revocation with the Secretary of the Company at 31248 Oak Crest Drive, Westlake Village, California 91361, or by appearing at the meeting and voting in person. A prior proxy is automatically revoked by a stockholder giving a valid proxy bearing a later date. Shares represented by all valid proxies will be voted in accordance with the instructions contained in the proxies. In the absence of instructions, shares represented by valid proxies will be voted in accordance with recommendations of the Board of Directors as shown on the proxy.

PROPOSAL ONE

APPROVAL AND RATIFICATION OF THE COMPANY’S AMENDED AND

RESTATED 1999 STOCK INCENTIVE PLAN

At the Special Meeting of Stockholders, the stockholders of the Company will be asked to approve and ratify an amendment to the K•Swiss Inc. 1999 Stock Incentive Plan (the “1999 Plan”) to increase the number of shares subject thereto from 3,600,000 to 4,600,000 and to approve and ratify the Company’s 1999 Stock Incentive Plan, as amended and restated.

As of November 10, 2004, an aggregate of 2,230 shares of Class A Common Stock remained available under the Company’s 1999 Plan. The Board of Directors believes it is in the best interests of the Company to attract, retain and motivate its employees and consultants in the Company, and to attract, retain and motivate its non-employee directors and further align their interest with those of the stockholders of the Company by providing for or increasing the proprietary interest of such persons in the Company and that such number of shares is insufficient to allow the Company to continue to make substantial use of stock-based incentives to attract, retain and motivate qualified employees. In order to increase the aggregate number of shares available for stock-based incentives, on October 26, 2004 the Board amended and restated the 1999 Plan and is submitting such amended and restated 1999 Plan to stockholders for their approval at the Special Meeting.

All statements set forth in this Proxy Statement relating to the 1999 Plan, as amended and restated, are qualified in their entirety by reference to the complete statement of the 1999 Plan, which is set forth in Exhibit A to this Proxy Statement. Any capitalized terms not defined in this section shall have the meanings given to them in the 1999 Plan. The 1999 Plan is intended to qualify under Rule 16b-3 of the Exchange Act. If any of the terms or provisions of the 1999 Plan conflict with the requirements of Rule 16b-3, then such terms and provisions shall be deemed inoperative to the extent they so conflict with such requirements.

Administration

The 1999 Plan shall be administered by the Board of Directors or a committee (the “Committee”) consisting of two or more directors, each of whom is (i) a “Non-Employee Director” (as such term is defined in Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time), and (ii) with respect to any Award (as defined below) intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), is an “outside director” within the meaning of Section 162(m) of the Code. The Board of Directors shall have the discretion to appoint, add, remove or replace members of the Committee, and shall have the sole authority to fill vacancies on the Committee.

Participants

Awards may be granted pursuant to the 1999 Plan to: (1) any employee of the Company or any of its subsidiaries or affiliates, including any director who is also such an employee, (2) any consultant of the Company or any of its subsidiaries or affiliates or (3) any director of the Company who is not an employee of the Company (a “Non-Employee Director”) (each, an “Eligible Person”).

Operation of the 1999 Plan

The Committee, on behalf of the Company, is authorized under the 1999 Plan to enter into any type of arrangement with an Eligible Person that is not inconsistent with the provisions of the 1999 Plan and that, by its terms, involves or might involve the issuance of (1) shares of Class A Common Stock or of any other class of security of the Company that is convertible into shares of Common Stock (“Shares”) or (2) a right or interest with an exercise or conversion privilege at a price related to the Shares or with a value derived from the value of the Shares, which right or interest may, but need not, constitute a Derivative Security (as such term is defined in Rule 16a-1 promulgated under the Exchange Act, as such rule may be amended from time to time). The entering into of any such arrangement is referred to herein as the “grant” of an “Award.”

Awards are not restricted to any specified form or structure and may include, without limitation, grants, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit or two or more of them in tandem or in the alternative. Awards may be issued, and Shares may be issued pursuant to an Award, for any lawful consideration as determined by the Committee, including, without limitation, services rendered by the recipient of such Award.

The 1999 Plan provides that the aggregate number of Shares that may be issued pursuant to all Awards shall not exceed 4,600,000, as amended, and that the aggregate number of shares that may be granted to any one Eligible Person during any calendar year shall not exceed 1,200,000, subject to adjustment as provided below. If the outstanding securities of the class then subject to the 1999 Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Committee shall make appropriate and proportionate adjustments in (1) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Incentive Stock Options (“ISO’s”) and other Awards theretofore granted under the 1999 Plan, (2) the maximum number and type of shares or other securities that may be issued pursuant to ISOs and other Awards thereafter granted under the 1999 Plan, and (3) the maximum number of Shares for which options may be granted to any participant during any one calendar year; provided, however, that no adjustment shall be made to the number of Shares that may be acquired pursuant to outstanding ISOs or the maximum number of Shares with respect to which ISOs may be granted under the 1999 Plan to the extent such adjustment would result in such options being treated as other than ISOs; provided further that no such adjustment shall be made to the extent the Committee determines that such adjustment would result in the disallowance of a federal income tax deduction for compensation attributable to Awards hereunder by causing such compensation to be other than Performance-Based Compensation.

Under certain circumstances, the Committee, in its sole discretion, may provide for the acceleration of any Awards in the event of a Change of Control of the Company.

For federal income tax purposes, the maximum compensation payable to employees pursuant to the 1999 Plan (through the end of the terms of Awards granted thereunder) is equal to the number of shares of Class A Common Stock with respect to which Awards may be issued, multiplied by the value of such shares on the date such compensation is measured. With respect to Awards that require the awardee to pay an exercise or other price for the Award, the amount of the payment made by the awardee will be subtracted from the amount considered to be compensation.

Manner of Exercise

The recipient of an Award, including any recipient who is a director or officer of the Company, may pay the purchase price of the Shares or other property issuable pursuant to such Award, and/or such recipient’s tax withholding obligation with respect to such issuance, in whole or in part, by any one or more of the following:

(1) the delivery of cash;

(2) the delivery of other property deemed acceptable by the Board of Directors or the Committee;

(3) the delivery of previously owned shares of capital stock of the Company (including “pyramiding”);

(4) a reduction in the amount of Shares or other property otherwise issuable pursuant to such Award; or

(5) a “cashless exercise,” effected by irrevocably authorizing a broker approved in writing by the Company to sell shares to be acquired through exercise of such Award and remitting to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any federal and state withholding resulting from such exercise (a “Cashless Exercise”); provided, however, that notwithstanding anything in this Plan to the contrary, (a) the Company shall only deliver such Shares at or after the time the Company receives full payment for such Shares, (b) the purchase price for such Shares and tax withholdings (if applicable) will be due and payable to the Company no later than one business day following the date on which the proceeds from the sale of the underlying Shares are received by the authorized broker, (c) in no event will the Company directly or indirectly extend or maintain credit, arrange for the extension of credit or renew any extension of credit, in the form of a personal loan or otherwise, in connection with a Cashless Exercise and (d) in no event shall the holder of the Award enter into any agreement or arrangement with a brokerage or similar firm in which the proceeds received in connection with a Cashless Exercise will be received by or advanced to the holder of such Award before the date the Shares underlying such Award are delivered or released by the Company.

Notwithstanding anything in the Plan to the contrary, no Award holder is permitted to pay the purchase price of the Shares underlying an Award, or other property issuable pursuant to an Award, or such recipient’s withholding tax obligation with respect to such issuance (if applicable), in whole or in part by the delivery of a promissory note.

Amendment and Termination

The Board of Directors may amend, alter or discontinue the 1999 Plan or any agreement evidencing an Award made under the 1999 Plan, but no amendment or alteration shall be made which would impair the rights of any Award holder, without such holder’s consent, under any Award theretofore granted, provided that no such consent shall be required if the Board of Directors or the Committee determines in its sole discretion and prior to the date of any change of control (as defined, if applicable, in the agreement evidencing such Award) that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminution has been adequately compensated.

No Right to Company Employment

Nothing in the 1999 Plan or as a result of any Award granted pursuant to the 1999 Plan shall confer on an individual any right to continue in the employ of the Company (or any of its subsidiaries or affiliates, as applicable) or interfere in any way with the right of the Company (or its subsidiaries or affiliates, as applicable) to terminate an individual’s employment at any time. The agreement evidencing an Award may contain such provisions as the Committee may approve with respect to the effect of approved leaves of absence.

Compliance with Law

The 1999 Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell and deliver Shares under such Awards, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Class A Common Stock prior to the completion of any registration or qualification of such shares under any federal or state law or issuance of any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

Effective Date

The 1999 Plan originally became effective on April 12, 1999. The amendments to the 1999 Plan reflected in the amended and restated 1999 Stock Incentive Plan attached hereto as Exhibit A shall be effective as of October 26, 2004. However, no shares of Class A Common Stock in excess of 3,600,000 shares may be issued under the 1999 Plan, as amended and restated, until it has been approved by the Company’s stockholders. Awards may not be granted under the 1999 Plan after April 12, 2009. Although any Award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Class A Common Stock may be issued pursuant to any Award after April 12, 2019.

Federal Income Tax Treatment

The following is a brief description of the federal income tax treatment that generally will apply to Awards issued under the 1999 Plan, based on federal income tax laws in effect on the date hereof. The exact federal income tax treatment of Awards will depend on the specific nature of the Award. An Award may be taxable, depending on the conditions applicable to the Award, as an option, as restricted or unrestricted stock, as a cash payment, or otherwise. Recipients of options or other Awards should not rely on this discussion for individual tax advice, as each recipient’s situation and the tax consequences of any particular Award will vary depending upon the specific facts and circumstances involved. Each recipient is advised to consult with his or her own tax advisor for particular federal, as well as state and local, income and any other tax advice.

Incentive Options. Pursuant to the 1999 Plan, employees may be granted options that are intended to qualify as ISOs under the provisions of Section 422 of the Code. Generally, the employee will not recognize income (except for the purpose of calculating alternative minimum tax, if any), for federal income tax purposes, on the grant or the exercise of an ISO. If the employee sells the shares acquired upon the exercise of an ISO (the “ISO Shares”) at any time within (1) one year after the date of transfer of ISO Shares to the employee pursuant to the exercise of the ISO or (2) two years after the date of grant of the ISO (each, a “Disqualifying Disposition”), then, at the time of such Disqualifying Disposition the employee will recognize (a) ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of the ISO Shares on the date of exercise, over the exercise price of such ISO, (b) capital gain (if any) equal to the excess of the sales proceeds over the employee’s basis in the ISO Shares (generally, the exercise price plus the amount included in the employee’s ordinary income upon exercise), and (c) capital loss equal to the excess, if any, of the exercise price of such ISO over the sales price of the ISO Shares. If the employee sells the ISO Shares at any time after the one-year and two-year periods described above, then the employee will recognize long-term capital gain or loss equal to the difference between the sales price and the exercise price of such ISO, and the Company will not be entitled to any deduction. Long-term capital gain for individual taxpayers currently is taxed at a maximum rate for federal income tax purposes of 15%.

While the exercise of an ISO does not result in current taxable income, there are implications with regard to the alternative minimum tax (“AMT”). The “spread” between the exercise price of an ISO and the fair market value of the underlying stock at the time of exercise will be considered as part of AMT income for the year in which the ISO is exercised. If, however, a Disqualifying Disposition occurs in the year in which the ISO is exercised, the gain on the disposition of the ISO Shares, rather than the “spread,” is the amount that will be considered as part of AMT income. Should there be a Disqualifying Disposition in a year other than the year of exercise, the ordinary income element on the Disqualifying Disposition will not be considered income for AMT purposes, but the capital gain element will be either short- or long-term capital gain for AMT purposes. The basis of the ISO Shares for determining gain or loss for AMT purposes will be the exercise price for the ISO Shares plus the amount already treated as income for AMT purposes at the time of exercise.

Nonqualified Options. The grant of an option or other similar right to acquire stock that does not qualify for treatment as an ISO (a “Nonqualified Option”) generally is not a taxable event for the optionee. Upon exercise of the option, the optionee generally will recognize ordinary income equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of the exercise) over the exercise price of such option, which amount is subject to both income and employment tax withholding. The Company generally will be entitled to take a federal income tax deduction in the amount of ordinary income recognized by the optionee. If the optionee exercises a Nonqualified Option and subsequently sells the option shares, any appreciation will be taxed as capital gain in an amount equal to the excess of the sales proceeds for the option shares over the optionee’s basis in the option shares. The optionee’s basis in the option shares generally will be the exercise price plus the amount included in the optionee’s ordinary income upon exercise.

Special Rules for Awards Granted to Insiders. If an optionee is a director, officer or stockholder subject to Section 16 of the Exchange Act (an “Insider”), certain restrictions may apply under the 1999 Plan that would cause the timing of the recognition of any ordinary income and the date used to determine the fair market value of the underlying stock may be deferred. Insiders should consult their tax advisors to determine the tax consequences to them of exercising options granted to them pursuant to the 1999 Plan.

Miscellaneous Tax Issues. Awards may be granted under the 1999 Plan that do not fall clearly into the categories described above. The federal income tax treatment of these Awards will depend upon the specific terms of such Awards. Generally, the Company will be required to make arrangements for withholding applicable taxes with respect to any ordinary income recognized by an employee in connection with Awards made under the 1999 Plan, and may condition the receipt of shares upon the payment of or provision for such withholding taxes.

Special rules will apply in cases where a participant pays the exercise or purchase price of the Award or applicable withholding tax obligations under the 1999 Plan by delivering previously owned shares of Class A Common Stock or by reducing the number of shares otherwise issuable pursuant to the Award. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired, and may constitute a Disqualifying Disposition with respect to ISO Shares.

The terms of the agreements pursuant to which specific Awards are made to participants under the 1999 Plan may provide for accelerated vesting or payment of an Award in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such Awards may constitute “excess parachute payments” under the “golden parachute” provisions of the Code. Pursuant to these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment. Participants in the 1999 Plan should consult their tax advisors as to whether accelerated vesting of an Award in connection with a change of ownership or control of the Company would give rise to an excess parachute payment.

The Company generally obtains a deduction equal to the ordinary income recognized by the participant. However, under Section 162(m) of the Code, the Company’s deduction for compensation paid to the Company’s chief executive officer and each of its four other most highly compensated officers (including amounts attributable to the ordinary income recognized with respect to options) is limited to $1 million (per person) annually, except for any compensation in excess of $1 million that qualifies as “performance-based compensation.” The Committee intends to design the Company’s compensation programs to conform with Section 162(m) and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million that qualify as “performance-based.” However, the Company may pay compensation that is not deductible in limited circumstances when the Committee or the Board of Directors determines it is in the best interests of the Company to do so.

Board Recommendation

The Board of Directors believes that it is in the best interest of the Company and its stockholders to approve and ratify the 1999 Plan, as amended and restated in the form attached hereto as Exhibit A, in order to attract, retain and motivate qualified employees. The affirmative votes of the holders of a majority of the voting power of the Company present, or represented, and entitled to vote at the Special Meeting is necessary for the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL AND RATIFICATION OF THE AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN.

PROPOSAL TWO

APPROVAL OF THE COMPANY’S ECONOMIC VALUE ADDED BONUS

PLAN IN ACCORDANCE WITH SECTION 162(m) OF THE INTERNAL

REVENUE CODE

Proposal

At the Special Meeting of Stockholders, the stockholders of the Company will be asked to approve and ratify the Company’s Economic Value Added Bonus Plan (the “EVA Bonus Plan”), as amended. The Company adopted the EVA Bonus Plan effective July 1, 1996, and the stockholders approved the EVA Bonus Plan in April 2000. On October 26, 2004, the Company’s Compensation and Stock Option Committee approved an amendment to the EVA Bonus Plan so that the EVA Bonus Plan will set forth the maximum bonus payable to any participant, subject to approval by the Company’s stockholders.

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) limits deductibility of compensation in excess of $1 million paid to the Company’s chief executive officer and to each of the other four highest-paid executive officers (the “named executive officers”) unless this compensation qualifies as “performance-based.” However, Section 162(m) of the Code will permit the Company to deduct qualified performance-based compensation in excess of $1 million in any taxable year to a named executive officer if, among other things, the material terms of the performance-based compensation have been approved by the Company’s stockholders. In addition, if the performance goals on which the performance-based compensation is based can be changed from year to year by the Compensation and Stock Option Committee (as with the EVA Bonus Plan), the material terms of the performance-based compensation must be disclosed to and approved by the stockholders once every five years.

Approval of the EVA Bonus Plan, as amended, by the Company’s stockholders will constitute approval of the material terms of the performance-based compensation that may be awarded under the plan for purposes of Section 162(m) of the Code. On October 26, 2004, the Company’s Board of Directors approved submitting the EVA Bonus Plan to the Company’s stockholders at the Special Meeting for their approval.

Following is a summary of the material terms of the EVA Bonus Plan, as amended. The summary is qualified in its entirety by reference to the EVA Bonus Plan. The EVA Bonus Plan, as amended, is attached as Exhibit B hereto.

Purpose of the EVA Bonus Plan

The EVA Bonus Plan provides annual bonuses to certain management employees, including the named executive officers listed in the table set forth under the heading “Executive Compensation – Summary Compensation Table.” The objectives of the EVA Bonus Plan are:

•	To link the creation of stockholder value with individual and group performance goals;

•	To recognize and reward individual performances based on absolute and relative contributions; and

•	To provide an award opportunity as part of a competitive total compensation program to enable the Company to attract, retain and motivate its leadership and key employees.

Participation in the EVA Bonus Plan

All executive officers and management personnel of the Company are eligible to participate in the EVA Bonus Plan although participation is conditioned upon approval by the Compensation and Stock Option Committee. Participants are selected based on their roles and responsibilities in the performance of a business unit or the Company as a whole. As of the date of this proxy statement, seventeen (17) executive officers and other key management personnel are eligible to participate (and currently participate) in the EVA Bonus Plan, but the Compensation and Stock Option Committee may add or remove participants from the EVA Bonus Plan in the future.

Calculation of EVA Bonus Awards

Bonuses are awarded under the EVA Bonus Plan based on the performance of each participant’s business unit or the Company as a whole, as the case may be. Performance is measured as the change in EVA, which is after tax operating profit, less a charge for all capital employed. Target bonuses are a set percentage of base salary for each participant and represent the amount of bonus declared for each EVA performance target achieved. Each of the 2003 base salaries for the Company’s Named Officers (defined in “Security Ownership of Management and Certain Beneficial Owners” below) is set forth on the Summary Compensation Table set forth below. The base salary for each Named Officer will be equal to their respective 2003 base salaries, plus an adjustment for cost of living increases for 2004 and for each subsequent year thereafter. Under extraordinary circumstances, annual increases in base salary for the Named Officers may exceed an adjustment for cost of living increases.

At the end of each Plan Year (defined below), each participant receives a bonus declaration equal to his or her target bonus multiplied by his or her business unit’s EVA performance factor. The bonus declaration is accrued and placed in a notional bank account for each participant. The annual bonus payment to each participant is equal to the participant’s bank balance, if the notional bank balance is less than or equal to the participant’s target bonus. If the notional bank balance is greater than the target bonus, the bonus payment will equal the target bonus plus one third of any excess bank balance after payment of the target bonus, limited to one additional target bonus. Therefore, the maximum bonus payment in any given Plan Year to any participant is limited to two times his or her target bonus amount. Any remaining bank balances are carried forward to the following year and are subject to forfeiture if the employee leaves the Company or subject to recapture depending upon the subsequent year’s change in EVA. The “Plan Year” for the EVA Bonus Plan is the Company’s fiscal year.

Maximum Payments Under the EVA Bonus Plan

As described above, the maximum bonus payment in any given Plan Year to any participant is limited to two times his or her target bonus amount. In addition, no participant may be paid more than $2,000,000 under the EVA Bonus Plan in any given Plan Year. The EVA Bonus Plan will be amended to set forth such maximum amount.

Bonus Payments Under the EVA Bonus Plan and Establishment of Performance Goals

The performance goals contained in the EVA Bonus Plan have been established in conjunction with a management consulting firm and approved by the Compensation and Stock Option Committee. The Compensation and Stock Option Committee may amend, alter or discontinue the EVA Bonus Plan in full or with respect to any individual participant. It is intended that the Compensation and Stock Option Committee will certify in writing that the performance goals contained in the EVA Bonus Plan have been satisfied before payment of any amounts due under the EVA Bonus Plan. Future amounts payable under the EVA Bonus Plan are not determinable because payments are based on the future performance of the Company and its business units. However, the following chart shows the bonus payments in the last completed fiscal year for the individuals and groups listed:

2003 PLAN BENEFITS

Economic Value Added Bonus Plan

Name and Principal Position	Dollar Value
Steven Nichols President and Chief Executive Officer	$998,312
Preston Davis Vice President—Sales	112,469
Deborah Mitchell Vice President—Marketing	216,067
David Nichols Executive Vice President – K•Swiss Sales Corp., and President of KS Amsterdam BV and K•Swiss Direct Inc.	158,520
George Powlick (1) Vice President—Finance and Chief Financial Officer	286,717
Peter Worley Vice President—Product Development	188,802
Executive Group	2,319,035
Non-Executive Officer Employee Group	490,987

(1)	Effective September 27, 2004, the Board of Directors of the Company elected Mr. Powlick as the Company’s Chief Operating Officer, in addition to his existing positions of Vice President-Finance and Chief Financial Officer.

Board Recommendation

The Board of Directors believes that it is in the best interest of the Company and its stockholders to approve and ratify the EVA Bonus Plan, as amended, in the form attached hereto as Exhibit B, in order to achieve maximum tax deductibility of the compensation costs associated with the EVA Bonus Plan and in order to attract, retain and motivate key employees. The affirmative votes of the holders of a majority of the voting power of the Company present, or represented, and entitled to vote at the Special Meeting is necessary for the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL AND RATIFICATION OF THE AMENDED AND RESTATED ECONOMIC VALUE ADDED BONUS PLAN.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information known to the Company as of November 10, 2004 with respect to the beneficial ownership of the Company’s Common Stock by (i) each stockholder known by the Company to own beneficially more than 5% of the outstanding shares of any class of Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and the Company’s four most highly compensated executive officers other than the Chief Executive Officer and one highly compensated employee whose salary and bonus exceeded $100,000 in 2003 (the “Named Officers”), and (iv) all directors and officers as a group.

	Class A			Class B
Name or Identity of Group and Address (1)	Number of Shares Beneficially Owned (2)		Percent of Class A (3)	Number of Shares Beneficially Owned		Percent of Class B (3)
Directors and Named Officers:
Steven Nichols	88,212	(4)	0.3%	7,913,268	(5)	92.8%
George Powlick	203,804	(6)	0.8	—		—
Lawrence Feldman	11,120		0.0	416,132	(7)	4.9
Stephen Fine	25,000		0.1	—		—
David Lewin	—		—	—		—
Mark Louie	600		0.0	—		—
Martyn Wilford	—		—	—		—
Preston Davis	26,667	(8)	0.1	—		—
Deborah Mitchell	50,199	(9)	0.2	—		—
David Nichols	133,332	(10)	0.5	63,240	(11)	0.7
Peter Worley	54,665	(12)	0.2	—		—
All Directors and Named Officers as a Group (15 persons)	699,002		2.6	8,392,640		98.4
Other Principal Stockholders:
Nichols Family Trust	88,212	(13)	0.3	7,850,036	(13)	92.0
31248 Oak Crest Drive Westlake Village, CA 91361
Royce & Associates, LLC	2,733,300	(14)	10.5	—		—
1414 Avenue of the Americas New York, NY 10019
Nominingue Asset Management, LLC	1,355,480	(15)	5.2	—		—
712 Fifth Avenue New York, NY 10019

(1)	Unless otherwise indicated, all addresses are c/o K•Swiss Inc., 31248 Oak Crest Drive, Westlake Village, California 91361.

(2)	The number of shares of Class A Common Stock shown does not include the shares of Class B Common Stock, if any, convertible into shares of Class A Common Stock. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the number of shares of Class A Common Stock beneficially owned by each person reflected above is equal to the number of shares of Class A Common Stock shown, plus the number of shares of Class B Common Stock reflected as owned by such person, if any.

(3)	Percentages are calculated based on the total number of shares of Class A Common Stock outstanding (26,013,244) and on the total number of shares of Class B Common Stock outstanding (8,530,734) as of November 10, 2004, respectively, plus, where applicable, shares issuable upon exercise of options within sixty days after November 10, 2004. Percentages do not include 1,332,276 shares of Class A Common Stock held by the Company as treasury shares as of November 10, 2004.

(4)	Such shares are owned by the Nichols Family Trust. Steven Nichols, co-trustee of the Nichols Family Trust, exercises sole power to vote and dispose of shares held by the Nichols Family Trust. Such shares are also shown as beneficially owned by Mr. Nichols.

(5)	Consists of 63,232 shares of Class B Common Stock, which are held by Steven Nichols as trustee of a trust for the benefit of a related individual and 7,850,036 shares of Class B Common Stock, which are owned by the Nichols Family Trust. Steven Nichols, co-trustee of the Nichols Family Trust, exercises sole power to vote and dispose of shares held by the Nichols Family Trust. Such shares, which are owned by the Nichols Family Trust, are also shown as beneficially owned by Mr. Nichols.

(6)	Includes options to acquire 182,668 shares of Class A Common Stock, which options are exercisable within sixty days after November 10, 2004.

(7)	Such shares are held by Lawrence Feldman and his wife as trustees of trusts for the benefit of other unrelated individuals.

(8)	Consists of options to acquire 26,667 shares of Class A Common Stock, which options are exercisable within sixty days after November 10, 2004.

(9)	Consists of options to acquire 50,199 shares of Class A Common Stock, which options are exercisable within sixty days after November 10, 2004.

(10)	Consists of options to acquire 133,332 shares of Class A Common Stock, which options are exercisable within sixty days after November 10, 2004.

(11)	Such shares are held by David Nichols as trustee of a trust for the benefit of a related individual.

(12)	Includes options to acquire 22,665 shares of Class A Common Stock, which options are exercisable within sixty days after November 10, 2004.

(13)	Steven Nichols, co-trustee of the Nichols Family Trust, exercises sole power to vote and dispose of shares held by the Nichols Family Trust. Such shares, which are owned by the Nichols Family Trust, are also shown as beneficially owned by Mr. Nichols.

(14)	Based solely upon information contained in a Schedule 13G, as amended, filed with the Securities and Exchange Commission (the “SEC”) on July 8, 2004.

(15)	Based solely upon information contained in a Schedule 13G, filed with the SEC on July 21, 2004.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to the compensation paid by the Company during the years ended December 31, 2003, 2002 and 2001 to the Named Officers.

SUMMARY COMPENSATION TABLE

Long Term Compensation
Awards
		Annual Compensation		Options/ SARs (#)
Name and Principal Position	Year	Salary	Bonus (1)		All Other Compensation (2)
Steven Nichols President and Chief Executive Officer	2003 2002 2001	$838,593 814,168 790,454	$998,312 906,128 618,944	— — —	$109,759 141,794 113,661	(3) (3) (3)
Preston Davis Vice President—Sales	2003 2002 2001	187,449 181,990 176,689	112,469 109,194 88,452	— 4,000 —	19,675 19,869 17,359
Deborah Mitchell Vice President—Marketing	2003 2002 2001	270,084 262,218 254,580	216,067 209,774 203,664	70,000 40,000 —	23,204 21,507 19,426
David Nichols Executive Vice President – K•Swiss Sales Corp., and President of KS Amsterdam BV and K•Swiss Direct Inc.	2003 2002 2001	198,150 173,500 150,000	158,520 36,000 30,000	40,000 22,000 300,000	33,602 31,747 44,163	(4) (4) (4)
George Powlick (5) Vice President—Finance and Chief Financial Officer	2003 2002 2001	286,717 278,366 270,258	286,717 254,015 169,234	40,000 — 120,000	80,918 79,788 64,219	(6) (6) (6)
Peter Worley Vice President—Product Development	2003 2002 2001	236,003 229,129 221,329	188,802 167,377 110,620	20,000 — 60,000	25,024 25,162 21,914	(7) (7) (7)

(1)	Includes cash bonuses earned and accrued during the year indicated, but paid subsequent to the end of the year.

Effective July 1, 1996 the Company adopted an executive bonus program based on changes in Economic Value Added (“EVA”). See “Proposal Two – Approval of the Company’s Economic Value Added Bonus Plan” above and “Compensation and Stock Option Committee Report” below, and a copy of the EVA Bonus Plan, as amended, attached as Exhibit B hereto for further information.

The balance accrued in notional EVA bank accounts at the end of 2000 for the Named Officers are as follows: Steven Nichols—$1,704,270, Preston Davis—$289,729, Deborah Mitchell—$396,296, George Powlick—$465,989 and Peter Worley—$190,583.

The balance accrued in notional EVA bank accounts at the end of 2001 (excluding amounts disclosed above as “Bonus” but including balances carried forward from 2000) for the Named Officers are as follows: Steven Nichols—$1,085,326, Preston Davis—$201,277, Deborah Mitchell—$192,632, George Powlick—$296,755 and Peter Worley—$79,964.

The balance accrued in notional EVA bank accounts at the end of 2002 (excluding amounts disclosed above as “Bonus” but including balances carried forward from 2001) for the Named Officers are as follows: Steven Nichols—$835,255, Preston Davis—$262,815, Deborah Mitchell—$256,215, George Powlick—$229,663 and Peter Worley—$151,450.

The balance accrued in notional EVA bank accounts at the end of 2003 (excluding amounts disclosed above as “Bonus” but including balances carried forward from 2002) for the Named Officers are as follows: Steven Nichols—$4,029,237, Preston Davis—$405,859, Deborah Mitchell—$755,366, David Nichols—$501,874 (joined the program in 2003), George Powlick—$1,137,409 and Peter Worley—$587,615. Based on the Company’s future performance, the Named Officers may or may not be paid these balances. See “Compensation and Stock Option Committee Report.”

(2)	Comprised of the Company’s profit sharing and 401(k) matching contributions accrued in the stated year on behalf of the Named Officers, cash payments made relating to the number of stock options held by the Named Officers and term life insurance premiums for the benefit of the Named Officers.

(3)	Includes $82,027, $106,553 and $82,861 for 2003, 2002 and 2001, respectively, of above-market interest earned on deferred compensation.

(4)	Includes $2,119, $2,136 and $878 for 2003, 2002 and 2001, respectively, of above-market interest earned on deferred compensation and for 2001 $20,000 of Company contribution into the deferred compensation plan for Mr. David Nichols.

(5)	Effective September 27, 2004, the Board of Directors of the Company elected Mr. Powlick as the Company’s Chief Operating Officer, in addition to his existing positions of Vice President-Finance and Chief Financial Officer.

(6)	Includes $50,106, $50,502 and $39,273 for 2003, 2002 and 2001, respectively, of above-market interest earned on deferred compensation.

(7)	Includes $2,736, $2,758 and $2,145 for 2003, 2002 and 2001, respectively, of above-market interest earned on deferred compensation.

STOCK OPTION GRANTS IN 2003

The following table sets forth information with respect to options to purchase the Company’s Class A Common Stock granted in 2003 to the Named Officers.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Options Granted (#) (2)		% of Total Options Granted to Employees in 2003	Exercise Price (per share) (3)	Expiration Date
						5%	10%
Steven Nichols	—		—%	$—	—	$—	$—
Preston Davis	—		—	—	—	—	—
Deborah Mitchell	20,000 40,000 10,000	(4) (5) (6)	2 5 1	11.17 12.00 18.50	01/09/13 02/27/13 08/12/13	140,495 301,870 116,346	356,042 764,996 294,842
David Nichols	40,000	(7)	5	17.62	07/25/13	443,119	1,122,951
George Powlick	40,000	(7)	5	17.62	07/25/13	443,119	1,122,951
Peter Worley	20,000	(8)	2	12.50	03/20/13	157,161	398,276

(1)	Potential realizable value is based on the assumption that the fair market value of the common stock price will appreciate at the annual rate shown (compound annually) from the grant date until the end of the ten year option term. This value is calculated based on requirements of the Securities and Exchange Commission and does not reflect the Company’s estimate of future stock price growth.

(2)	The Company’s 1999 Stock Incentive Plan is administered by the Compensation and Stock Option Committee of the Board of Directors which determines the eligibility of persons under the Plan, the number of awards to be granted and the terms of such grants.

(3)	Options were granted at market value at the date of grant (the closing price of the Company’s Class A Common Stock on the Nasdaq National Market). The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(4)	Options granted commenced vesting on February 1, 2003 and vest 100% five years after the date upon which such options commenced vesting.

(5)	Options granted commenced vesting on February 27, 2003 and vest 50% at five years and six years after the date upon which such options commenced vesting.

(6)	Options granted commenced vesting on August 12, 2003 and vest 100% seven years after the date upon which such options commenced vesting.

(7)	Options granted commenced vesting on July 25, 2003 and vest 100% seven years after the date upon which such options commenced vesting.

(8)	Options granted commenced vesting on March 20, 2003 and vest 100% five years after the date upon which such options commenced vesting.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information with respect to options exercised, unexercised options, and year end values, in each case with respect to options to purchase the Company’s Class A Common Stock granted in 2003 and prior years under the 1990 and 1999 Stock Incentive Plans to the Named Officers and held by them at December 31, 2003.

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Unexercised Options at December 31, 2003 (#)		Value of Unexercised In-the-Money Options at December 31, 2003 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven Nichols	20,000	$327,068	205,800	—	$4,307,500	$—
Preston Davis	14,000	230,250	35,334	6,666	791,757	118,883
Deborah Mitchell	85,400	1,444,551	22,534	159,332	468,396	2,409,737
David Nichols	111,336	1,902,770	—	541,330	—	9,717,852
George Powlick	85,572	1,289,092	126,669	335,999	2,035,456	5,812,719
Peter Worley	49,332	758,326	2,667	141,331	58,253	2,579,898

(1)	Represents the difference between the closing price of the Company’s Class A Common Stock on December 31, 2003 of $24.10 and the exercise price of the options.

EMPLOYMENT AGREEMENTS

The Company and Steven Nichols, the Company’s Chairman, President and Chief Executive Officer, are parties to a five-year employment agreement commencing January 1, 2001 and ending December 31, 2005 (the “Current Agreement”). Under the Current Agreement, Mr. Nichols is receiving an annual base salary of $863,750 during 2004 and will receive the same amount (plus an adjustment for cost of living increases) during 2005. Mr. Nichols is also eligible to receive a cash bonus award, if any, each year, payable pursuant to the Company’s EVA bonus plan, depending upon the financial performance of the Company as compared to the prior year. See “Compensation and Stock Option Committee Report.” The Current Agreement prohibits Mr. Nichols from competing with the Company and its subsidiaries for a period of 12 months following termination of his employment, although this restriction is not applicable beyond December 31, 2005, if Mr. Nichols remains employed by the Company on or after that date. The Current Agreement is terminable upon 30 days written notice by Mr. Nichols under certain circumstances, such as a reduction in salary or position, and is terminable by the Company for cause.

On August 2, 2004, the Board of Directors of the Company approved an employment agreement with Mr. Nichols, commencing January 1, 2006 and ending December 31, 2010 (the “2006 Agreement”). Under the 2006 Agreement, Mr. Nichols will receive an annual base salary of $915,000 during 2006 and will receive the same amount (plus adjustments for cost of living increases) during 2007, 2008, 2009 and 2010. The remainder of the terms of 2006 Agreement are substantially similar to those of the Current Agreement, including eligibility to receive cash bonus awards, existence of a non-competition period (except the restriction is not applicable beyond December 31, 2010 under the 2006 Agreement), and termination rights for both Mr. Nichols and the Company.

In addition, in connection with a prior employment agreement, the Company and Mr. Nichols entered into an amended and restated registration rights agreement which granted Mr. Nichols the right to cause the Company to register outstanding shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by Mr. Nichols or any entity formed primarily for the benefit of members of his family, in each case upon any proposal by the Company to register shares of any class of Common Stock under the Securities Act of 1933, as amended, in a public offering for cash.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

Summary of Compensation Policies For Executive Officers

The Compensation and Stock Option Committee (the “Compensation and Stock Option Committee” or the “Committee”) administers the Company’s stock option plans, reviews the Company’s compensation plans, programs and policies and monitors the performance and compensation of executive officers and other key employees and makes appropriate recommendations and reports to the full Board of Directors concerning matters of executive compensation.

The Company’s philosophy is to maintain compensation programs which attract, retain and motivate senior management with economic incentives which are directly linked to financial performance and increased stockholder value. The key elements of the Company’s executive compensation program consists of a base salary, potential for an annual bonus directly linked to individual and overall Company performance and the grant of stock options and other stock incentive awards intended to encourage the achievement of superior results over time and to further align executive officer and stockholder economic interests.

The Committee believes the Chief Executive Officer’s compensation should be heavily influenced by Company performance. The Chief Executive Officer and the Company are parties to a five-year employment agreement which expires December 31, 2005 (the “2000 Agreement”). See “Employment Agreements.” The Chief Executive Officer received an annual base salary of $838,593 during 2003 and will receive the same amount plus an adjustment for cost of living increases during each subsequent year thereafter. The Company’s EVA bonus plan was designed by Stern Stewart & Co., consultants specializing in EVA plans, and basically rewards managers for increases in EVA (i.e. after tax operating profit, minus a charge for all capital employed). Under this bonus program, the Chief Executive Officer received bonus payments of $618,944, $906,128 and $998,312 for the years ending December 31, 2001, 2002 and 2003, respectively. The Committee believes this arrangement provides the Chief Executive Officer significant incentive and aligns what could amount to (as in 2001, 2002 and 2003) a bonus equal to a substantial percentage of his annual salary directly to the Company’s economic improvement.

In February 2000, Mr. Nichols received a grant of 200,000 options to purchase shares of Class A Common Stock at an exercise price of $2.53 per share. In addition, the 2000 Agreement provides for the grant by the Company of options to purchase 200,000 shares of Class A Common Stock which options were granted in May 2000 at an exercise price of $3.19 per share. All exercise prices were not less than the fair market value of such shares at the time of grant. The Committee believes these salary, bonus and option arrangements, together with the Chief Executive Officer’s substantial equity ownership in the Company, provide him with incentive to perform at superior levels and in a manner which is further aligned with the economic interests of the Company’s stockholders.

The Committee has adopted similar policies with respect to overall compensation of the Company’s other executive officers. The salaries of the Company’s executive officers have been established by considering the salaries of similar executives of comparably-sized companies both within and outside the industry within which the Company operates. In addition, other relative performance factors, including the individual’s past performance and future potential, are considered in establishing base salaries of executive officers. Salaries for the Company’s executive officers for 2003 generally increased 3% over the prior year’s salaries with specific salary increases depending upon corporate performance, individual performance and inflation during the prior fiscal year.

Effective July 1, 1996, the Company adopted, for certain of its executive officers plus other key management personnel, a bonus plan based on increasing the Company’s EVA. Participants can earn a target bonus, based on the participant’s role, responsibilities, and business unit, if target results are achieved. If target results are exceeded or missed, bonuses are proportionately increased or decreased. Target bonuses (expressed as a percentage of salary) and related performance goals (expressed as changes in EVA) have been established after assessing recommendations of management and outside consultants. EVA represents the net after tax operating profit less a charge for capital employed and is measured for the Company as a whole as well as individual business units within the Company.

Each year a participating executive receives a bonus declaration equal to his or her target bonus multiplied by the applicable business unit’s EVA performance factor. The bonus declaration is accrued and placed in a notional bank account from which annual bonus payments are made to the executive. Annual payments from the notional bank account are paid up to the notional bank balance or one full bonus target, whichever is smaller plus one third of any excess bank balance after payment of target bonus, limited to one additional target bonus. Remaining bank balances are carried forward and are subject to forfeiture if the executive leaves the Company or the subsequent years change in EVA does not achieve plan performance parameters.

During 2003, all Named Officers earned at least one target bonus. The Committee believes that EVA represents a key financial indicator of stockholder value and is an appropriate measure of Company financial performance.

The Committee also generally grants stock options to the executive officers based primarily upon a subjective evaluation of the executive’s past performance and future ability to influence the Company’s long-term growth and profitability and secondarily upon the Company’s recent economic performance. See “Equity Compensation Plan Information.” Options are generally (but not always) granted at current market values and generally (but not always) vest over a five-year period or longer after the date of option grant. In some cases, the Committee has granted options with exercise prices of $1.00 per share to certain employees in amounts less than it would have granted to such persons at the then current market values. The Committee believes that this practice, although not widely utilized, can be a significant factor in motivating certain individuals, particularly those persons the Company is seeking initially to hire. In making new option grants, the Committee does consider the number of options already held by an executive officer. Since the value of a stock option bears a direct relationship to the Company’s stock price, the Committee believes stock options are effective incentives for management to create value for stockholders. Consequently, the Committee believes stock options are a critical component of its long-term, performance-based compensation philosophy.

Under Section 162(m) of the Internal Revenue Code and applicable regulations, income tax deductions for compensation paid by publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock awards, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million in any one year. Under the law, the deduction limit does not apply to payments that qualify as “performance-based.” To qualify as “performance-based,” compensation payments must be made from a plan that is administered by a committee of outside directors. In addition, among other requirements, the material terms of the plan must be disclosed to and approved by stockholders, and the committee must certify that the performance goals were achieved before payments can be awarded.

The Committee intends to design the Company’s compensation programs to conform with Section 162(m) and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million that qualify as “performance-based.” However, the Company may pay compensation which is not deductible in limited circumstances when the Committee or the Board of Directors determines it is in the best interests of the Company to do so.

Compensation and Stock Option Committee

Stephen Fine

Lawrence Feldman

David Lewin

Dated: March 22, 2004

The above report of the Compensation and Stock Option Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates same by reference.

Compensation Committee Interlocks and Insider Participation

Directors Feldman, Fine, and Lewin comprise the Compensation and Stock Option Committee.

REMUNERATION OF DIRECTORS

During 2004, all directors who are not employees are paid a lump-sum of $2,000, plus $3,000 for each committee served on and $2,000 per regular Board of Directors meeting attended, and normal and necessary expenses for attending all such meetings. The Company also pays non-employee directors of its subsidiaries similar amounts.

STOCK PRICE PERFORMANCE GRAPH

Compare 5-Year Cumulative Total Return

Among K•Swiss Inc. Class A Common Stock,

Broad Market Index and Industry Index (1)

The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

ASSUMES $100 INVESTED ON JANUARY 1, 1999

ASSUMES DIVIDENDS REINVESTED

FISCAL YEARS ENDING DECEMBER 31

(1)	Industry Index chosen was Media General Industry Group 321—Textile—Apparel Footwear & Accessories

EQUITY COMPENSATION PLAN INFORMATION

On January 9, 1990, the Board of Directors adopted the K•Swiss Inc. 1990 Stock Incentive Plan (the “1990 Plan”), which authorized the issuance of up to 4,200,000 shares of Class A Common Stock, subject to adjustments under certain circumstances (taking into account two two-for-one stock splits which occurred in May 2002 and December 2003). As amended, the aggregate number of shares issuable upon options and other awards under this plan is 6,600,000 shares of Class A Common Stock. As of January 9, 2000, awards are no longer permitted to be granted under the 1990 Plan. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Class A Common Stock will be issued pursuant to any award after January 9, 2010. Any person who was employed by the Company on a salaried basis was eligible to participate in the 1990 Plan. The 1990 Plan is administered by a committee of the Board of Directors of the Company, which has full power to construe the 1990 Plan. The 1990 Plan authorized the Compensation and Stock Option Committee to enter into any type of arrangement with an eligible employee that, by its terms, involved or might involve the issuance of (1) Class A Common Stock, (2) an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the Class A Common Stock, or (3) any other security or benefit with a value derived from the value of the Class A Common Stock.

As of November 10, 2004, there were 9,141,144 options granted, 5,785,605 options exercised, 2,877,674 options cancelled and 477,865 options outstanding under the 1990 Plan. Such options are exercisable at prices ranging from $0.13 to $8.75 per share. There are no options available for future grant under the 1990 Plan.

On April 12, 1999 the Board of Directors, and on May 20, 1999 the stockholders of the Company, each adopted and approved the K•Swiss Inc. 1999 Stock Incentive Plan (the “1999 Plan”) which plan originally provided that the number of shares that may be issued pursuant to all awards shall not exceed 2,400,000 (taking into account two two-for-one stock splits which occurred in May 2002 and December 2003). As amended, the aggregate number of shares that may be issued pursuant to all awards shall not exceed 4,600,000. The purpose of such plan is to enable the Company to attract, retain and motivate its employees and consultants in the Company, and to attract, retain and motivate its non-employee directors and further align their interest with those of the stockholders of the Company by providing for or increasing the proprietary interest of such persons in the Company. Awards may not be granted under the 1999 Plan after April 12, 2009. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Class A Common Stock may be issued pursuant to any award after April 12, 2019. The 1999 Plan is administered by a committee of the Board of Directors of the Company, which has full power to construe the 1999 Plan. The 1999 Plan authorizes the Compensation and Stock Option Committee to enter into any type of arrangement with an eligible person that, by its terms, involves or might involve the issuance of (1) Class A Common Stock or of any other class of security of the Company that is convertible into shares of Common Stock (“Shares”) or (2) a right or interest with an exercise or conversion privilege at a price related to the Shares or with a value derived from the value of the Shares. As of November 10, 2004, 494 persons were eligible to so participate.

During the year ended December 31, 2003 eight current executive officers (out of 10 persons) were granted options to acquire an aggregate of 192,000 shares of Class A Common Stock at an average per share exercise price of $14.17. During the year ended December 31, 2003, other employees were granted options to acquire an aggregate of 547,832 shares of Class A Common Stock at an average exercise price of $13.75 per share. As of November 10, 2004, there were 4,093,765 options granted, 615,721 options exercised, 495,995 options cancelled, 2,982,049 options outstanding and 2,230 options available for future grant under the 1999 Plan. Such options are exercisable at prices ranging from $0.25 to $23.71 per share.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information with respect to compensation plans (including individual compensation arrangements) under which equity securities of K•Swiss are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers or lenders), as of December 31, 2003:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,669,270	$7.17	232,032
Equity compensation plans not approved by security holders	—	—	—

Total	3,669,270	$7.17	232,032

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 2005 annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than December 6, 2004 in order to be considered for inclusion in the Company’s proxy materials for that meeting. Proposals should be submitted in writing to the Secretary of the Company at the address set forth on the first page of this Proxy Statement. In addition, the Company’s Restated Bylaws require that the Company be given advance written notice of stockholder nominations for election to the Company’s Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted above not less than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of the meeting. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination.

MISCELLANEOUS

The Company knows of no matters other than the foregoing to be brought before the Special Meeting, but if any other such matter properly comes before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the proxies in accordance with their best judgment.

EACH STOCKHOLDER WHO DOES NOT EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON IS URGED TO EXECUTE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

Steven Nichols Chairman of the Board and President

Westlake Village, California

November 15, 2004

Exhibit A

K•SWISS INC.

1999 STOCK INCENTIVE PLAN

(as amended through October 26, 2004)

Section 1. PURPOSE OF PLAN

This Amended and Restated 1999 Stock Incentive Plan (this “Plan”) of K•Swiss Inc., a Delaware corporation (the “Company”), is intended to serve as an incentive to, and to encourage stock ownership by certain employees and non-employee directors, so that they may acquire or increase their proprietary interests in the success of the Company and to encourage them to remain in the Company’s service.

Section 2. PERSONS ELIGIBLE UNDER PLAN

Any employee, consultant or director of the Company or any of its subsidiaries or affiliates (an “Eligible Person”) shall be eligible to be considered for the grant of Awards (as hereinafter defined) hereunder. Any director of the Company who is not an employee (a “Non-Employee Director”) shall be eligible to be considered for the grant of Non-Employee Director Options (as hereinafter defined) pursuant to Section 10 hereof, but shall not otherwise participate in this Plan. For purposes of this Plan, the Chairman of the Board’s status as a Non-Employee Director shall be determined by the Board of Directors of the Company (the “Board”).

Section 3. AWARDS

(A) The Board or the Committee (as hereinafter defined) is authorized under this Plan to approve any type of arrangement with an Eligible Person that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of (1) shares of Class A Common Stock, par value $0.01 per share, of the Company or of any other class of security of the Company which is convertible into shares of the Company’s Class A Common Stock (the “Shares”) or (2) a right or interest with an exercise or conversion privilege at a price related to the Shares or with a value derived from the value of the Shares, which right or interest may, but need not, constitute a “Derivative Security,” as such term is defined in Rule 16a-l promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such Rule may be amended from time to time. The entering into of any such arrangement is referred to herein as the “grant” of an “Award.”

(B) Awards are not restricted to any specified form or structure and may include, without limitation, grants, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative. The terms upon which an Award is granted shall be evidenced by a written agreement executed by the Company and the Eligible Person to whom such Award is granted.

(C) Subject to paragraph (D)(2) below, Awards may be granted, and Shares may be issued pursuant to an Award, for any lawful consideration as determined by the Board or the Committee, including, without limitation, services rendered by the Eligible Person.

(D) Subject to the provisions of this Plan, the Board or the Committee shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may (but need not) include, among other things:

(1) provisions specifying the exercise or settlement price for any Award, or specifying the method by which such price is determined; provided, that the exercise or settlement price of any Award that is an option to acquire a Share or a right to appreciation with respect to a Share or a similar Award, and that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), shall be not less than the fair market value of a Share on the date such Award is granted;

(2) provisions relating to the exercisability and/or vesting of Awards, lapse and non-lapse restrictions upon the Shares obtained or obtainable under Awards or under this Plan and the termination, expiration and/or forfeiture of Awards;

(3) provisions conditioning or accelerating the grant of an Award or the receipt of benefits pursuant to such Award upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the exercise or settlement of a previous Award, the satisfaction of an event or condition within the control of the recipient of the Award or within the control of others, a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 7 hereof;

(4) provisions required in order for such Award to qualify (a) as an incentive stock option under Section 422 of the Code (an “Incentive Stock Option”), (b) as “performance based compensation” under Section 162(m) of the Code, and/or (c) for an exemption from Section 16 of the Exchange Act; and/or

(5) provisions restricting the transferability of Awards or Shares issued under Awards.

(E) Subject to the provisions of this Plan, the purchase price of any Award and the Award holder’s tax withholding obligation (if applicable) with respect to such Award shall be made by any one or more of the following:

(1) payment in full in cash, at or before the time the Company delivers the Shares underlying such Award;

(2) the delivery of other property, at or before the time the Company delivers the Shares underlying such Award;

(3) the delivery of previously owned shares of capital stock of the Company (including “pyramiding”) at or before the time the Company delivers the Shares underlying such Award;

(4) a reduction in the amount of Shares or other property otherwise issuable pursuant to such Award; or

(5) the holder of the Award irrevocably authorizing a broker approved in writing by the Company to sell Shares to be acquired through exercise of the Award and remitting to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any federal and state withholding resulting from such exercise (a “Cashless Exercise”); provided, however, that notwithstanding anything in this Plan to the contrary, (a) the Company shall only deliver such Shares at or after the time the Company receives full payment for such Shares, (b) the purchase price for such Shares and tax withholdings (if applicable) will be due and payable to the Company no later than one business day following the date on which the proceeds from the sale of the underlying Shares are received by the authorized broker, (c) in no event will the Company directly or indirectly extend or maintain credit, arrange for the extension of credit or renew any extension of credit, in the form of a personal loan or otherwise, in connection with a Cashless Exercise and (d) in no event shall the holder of the Award enter into any agreement or arrangement with a brokerage or similar firm in which the proceeds received in connection with a Cashless Exercise will be received by or advanced to the holder of such Award before the date the Shares underlying such Award are delivered or released by the Company.

Notwithstanding anything in this Plan to the contrary, no Award holder shall be permitted to pay the purchase price of the Shares underlying such Award, or other property issuable pursuant to such Award, or such recipient’s withholding tax obligation with respect to such issuance (if applicable), in whole or in part by the delivery of a promissory note.

(F) Notwithstanding any provisions of this Plan to the contrary:

(1) payment of the purchase price for Shares underlying an Award and the Award holder’s withholding tax obligation (if applicable) with respect to such Shares shall be due the date the Shares underlying the Award are delivered; and

(2) in no event shall the Company issue or deliver the Shares underlying an Award before the Company receives payment for such Shares pursuant to Section 3(E).

(G) Notwithstanding any provisions of this Plan to the contrary, Awards shall be deemed to be exercised when both of the following shall have occurred:

(i) the delivery to the Company of a written notice of such exercise; and

(ii) payment in full of the aggregate purchase price for the Shares or other property issuable pursuant to such Award and any tax withholding obligation (if applicable) with respect to such issuance.

Section 4. STOCK SUBJECT TO PLAN

(A) The aggregate number of Shares that may be issued pursuant to all Incentive Stock Options granted under this Plan shall not exceed 4,600,000, as amended and restated, subject to adjustment as provided in Section 7 hereof.

(B) At any time, the aggregate number of Shares issued and issuable pursuant to all Awards (including all Incentive Stock Options and Awards that constitute a right or interest with an exercise or conversion privilege at a price related to the Shares or with a value derived from the value of Shares) granted under this Plan shall not exceed 4,600,000, as amended and restated, subject to adjustment as provided in Section 7 hereof.

(C) The aggregate number of Shares subject to Awards granted during any calendar year to any one Eligible Person (including the number of shares involved in Awards having a value derived from the value of Shares) shall not exceed 1,200,000, subject to adjustment as provided in Section 7 hereof.

(D) For purposes of Section 4(B) hereof, the aggregate number of Shares issued and issuable pursuant to Awards granted under this Plan shall at any time be deemed to be equal to the sum of the following:

(i) the number of Shares that were issued prior to such time pursuant to Awards granted under this Plan, other than Shares that were subsequently reacquired by the Company pursuant to the terms and conditions of such Awards and with respect to which the holder thereof received no benefits of ownership such as dividends; plus

(ii) the number of Shares that were otherwise issuable prior to such time pursuant to Awards granted under this Plan, but that were withheld by the Company as payment of the purchase price of the Shares issued pursuant to such Awards or as payment of the recipient’s tax withholding obligation with respect to such issuance; plus

(iii) the maximum number of Shares that are or may be issuable at or after such time pursuant to Awards granted under this Plan prior to such time.

Section 5. NATURE AND DURATION OF PLAN

(A) This Plan is intended to constitute an unfunded arrangement for a select group of management or other key employees and consultants.

(B) Any Awards granted under this Plan shall be granted within ten years from the Effective Date of this Plan (as provided in Section 9) (the “Expiration Date”). Although Shares may be issued after the Expiration Date pursuant to Awards made prior to such date, no Shares shall be issued under this Plan after the tenth anniversary of the Expiration Date.

Section 6. ADMINISTRATION OF PLAN

(A) This Plan shall be administered by the Board or a committee of the Board (the “Committee”) consisting of two or more directors, each of whom is (i) a “Non-Employee Director” (as such term is defined in Rule 16b-3 promulgated under the Exchange Act), and (ii) with respect to any Award intended to qualify for the “performance-based compensation” exception of Section 162(m) of the Code, is an “outside director” within the meaning of Section 162(m) of the Code. The Board shall have the discretion to appoint, add, remove or replace members of the Committee, and shall have the sole authority to fill vacancies on the Committee.

(B) Subject to the provisions of this Plan, the Board or the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan with respect to the Awards over which the Board or such Committee has authority, including, without limitation, the following:

(1) adopt, amend and rescind rules and regulations relating to this Plan;

(2) determine which persons are Eligible Persons and to which of such Eligible Persons, if any, and when Awards shall be granted hereunder;

(3) grant Awards to Eligible Persons and determine the terms and conditions thereof, including the number of Shares subject thereto and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Committee determine constitute a change of control), or other factors;

(4) determine whether, and the extent to which adjustments are required pursuant to Section 7 hereof;

(5) interpret and construe any terms and conditions of, and define any terms used in, this Plan, any rules and regulations under this Plan and/or any Award granted under this Plan; and

(6) determine the terms and conditions of the Non-Employee Director Options that are granted hereunder, other than the terms and conditions specified in Section 10 hereof.

(C) All decisions, determinations, and interpretations of the Committee shall be final and conclusive upon any Eligible Person to whom an Award has been granted and to any other person holding an Award.

(D) The Committee may, in the terms of an Award or otherwise, temporarily suspend the exercisability of an Award and/or the issuance of Shares under an Award if the Committee determines that securities law or other considerations so warrant.

Section 7. ADJUSTMENTS

If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Board or the Committee may make appropriate and proportionate adjustments in (A) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Awards theretofore granted under this Plan and the exercise or settlement price of such Awards, (B) the aggregate number and type of shares or other securities that may be issued pursuant to all Awards thereafter granted under this Plan, (C) the aggregate number of Shares that may be issued pursuant to Incentive Stock Options that may be granted under this Plan, and (D) the aggregate number of Shares that may be subject to Awards granted during any calendar year to any one Eligible Person; provided, however, that notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 7 to the extent that it would (and the adjustment shall be modified appropriately so that it does not) (1) cause an Award intended to qualify for the “performance based compensation” exception under Section 162(m) of the Code to not so qualify, or (2) without the consent of the Company and the holder of the Incentive Stock Option, cause an Award intended to qualify as an Incentive Stock Option to not so qualify.

Section 8. AMENDMENT AND TERMINATION OF PLAN

The Board may amend, alter or discontinue this Plan or any agreement evidencing an Award made under this Plan, but no amendment or alteration shall be made which would impair the rights of any Award holder, without such holder’s consent, under any Award theretofore granted; provided, that no such consent shall be required if the Board or the Committee determines in its sole discretion and prior to the date of any change of control (as defined, if applicable, in the agreement evidencing such Award) that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminution has been adequately compensated.

Section 9. EFFECTIVE DATE OF PLAN

The 1999 Stock Incentive Plan originally became effective on April 12, 1999. No shares of Class A Common Stock in excess of 3,600,000 shares may be issued under this Plan until this Plan, as amended and restated, has been approved, directly or indirectly, by (a) the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware or (b) the written consent of the holders of a majority of the securities of the Company entitled to vote. The amendments to the Plan reflected herein became effective as of October 26, 2004, the date upon which they were approved by the Board.

Section 10. NON-EMPLOYEE DIRECTOR OPTIONS

(A) The Board or the Committee is authorized under this Plan to grant each Non-Employee Director an option (a “Non-Employee Director Option”) to purchase up to 8,000 Shares during a calendar year, subject to adjustment as provided in Section 7 hereof.

(B) Each Non-Employee Director Option granted under this Plan shall expire upon the first to occur of the following:

(1) Twenty-four (24) months after the date upon which the optionee shall cease to be a director of the Company; or

(2) The tenth anniversary of the Date of Grant of such Non-Employee Director Option.

(C) Each Non-Employee Director Option shall have an exercise price equal to the greater of (1) the aggregate fair market value on the Date of Grant of such option of the Shares subject thereto or (2) the aggregate par value of such Shares on such date.

(D) All outstanding Non-Employee Director Options theretofore granted under this Plan shall become fully exercisable upon the first to occur of the following:

(1) the date of stockholder approval of a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to this Plan are exchanged for or converted into cash, property and/or securities not issued by the Company or by a company whose common equity holders immediately after such transaction consist only of persons who are holders of the common equity of the Company immediately before such transaction;

(2) the first date upon which the directors of the Company who were nominated by the Board for election as directors shall cease to constitute a majority of the authorized number of directors of the Company;

(3) the dissolution or liquidation of the Company; or

(4) the sale of all or substantially all of the property and assets of the Company.

Section 11. EXTRAORDINARY CORPORATE TRANSACTIONS.

(A) The Committee may provide, either at the time an Award is granted or thereafter, that a Change in Control shall have such effect as specified by the Committee, or no effect, as the Committee in its sole discretion may provide. Without limiting the foregoing, the Committee may but need not provide, either at the time an Award is granted or thereafter, that if a Change in Control occurs, then effective as of a date selected by the Committee, the Committee (which for purposes of the Change in Controls described in (iii) and (v) of Section 11(B) shall be the Committee as constituted prior to the occurrence of such Change in Control) acting in its sole discretion without the consent or approval of any Eligible Person, will effect one or more of the following alternatives or combination of alternatives with respect to any or all outstanding Awards (which alternatives may be conditional on the occurrence of such of the Change in Control specified in clause (i) through (v) of Section 11(B) which gives rise to the Change in Control and which may vary among individual Eligible Persons):

(1) in the case of a Change in Control specified in clauses (i), (ii) or (iv) of Section 11(B), accelerate the time at which Awards then outstanding may be exercised in full for a limited period of time on or before a specified date (which will permit the Eligible Person to participate with the Class A Common Stock received upon exercise of such Award in the event of a Change in Control specified in clauses (i), (ii) or (iv), as the case may be) fixed by the Committee, after which specified date all unexercised options and all rights of Eligible Persons thereunder shall terminate;

(2) accelerate the time at which Awards then outstanding may be exercised so that such Awards shall be exercisable in full for their then remaining term and shall be subject to assumption and/or adjustment pursuant to Section 7; or

(3) require the mandatory surrender to the Company of outstanding Awards held by such Eligible Person (irrespective of whether such Awards are then exercisable under the provisions of this Plan) as of a date, before or not later than sixty days after such Change in Control, specified by the Committee, and in such event the Committee shall thereupon cancel such Awards and the Company shall pay to each Eligible Person an amount of cash equal to the excess of the fair market value of the aggregate shares subject to such Award over the aggregate Award price of such shares.

Notwithstanding the foregoing, with the consent of the Eligible Person, the Committee may in lieu of the foregoing make such provision with respect of any Change in Control as it deems appropriate.

(B) For purposes of this Plan and Awards granted under this Plan, the term “Change in Control” shall mean (i) any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Company’s Common Stock immediately prior to such transaction), (ii) the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary), (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) more than 50% of the outstanding shares of Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the dissolution or liquidation of the Company, (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Board, or (vi) any other event specified by the Committee, regardless of whether at the time an Award is granted or thereafter.

Section 12. COMPLIANCE WITH OTHER LAWS AND REGULATIONS

This Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell and deliver shares under such Awards, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Class A Common Stock prior to the completion of any registration or qualification of the Shares under any federal or state law or issuance of any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

Section 13. NO RIGHT TO COMPANY EMPLOYMENT

Nothing in this Plan or as a result of any Award granted pursuant to this Plan shall confer on any individual any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate an individual’s employment at any time. The agreement evidencing an Award may contain such provisions as the Committee may approve with respect to the effect of approved leaves of absence.

Section 14. LIABILITY OF COMPANY

The Company and any affiliate which is in existence or hereafter comes into existence shall not be liable to an Eligible Person or other persons as to:

(A) The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and

(B) Any tax consequence expected, but not realized, by any Eligible Person or other person due to the issuance, exercise, settlement, cancellation or other transaction involving any Award granted hereunder.

Section 15. GOVERNING LAW

This Plan and any Awards and agreements hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law.

Exhibit B

K•SWISS INC.

EVA Bonus Plan, as amended

MEASURING OUR PERFORMANCE

Our mission has one simple goal - to create greater value for our shareowners, employees and other stakeholders. That is the main purpose of K•Swiss Inc. and that goal is built upon a simple economic premise - that value is created by consistently increasing the Company’s economic profit year after year.

While our mission is easy enough to understand, how we accomplish it is somewhat more complex.

In 1996, we adopted a simple easy-to-use tool to measure our financial performance. Known as Economic Value Added or EVA, this measurement tool helps us to determine how well we are doing in our primary mission. EVA tells us how much value we have added from one year to the next by calculating the growth in our economic profit.

Because it is a key factor in the financial health of the Company, EVA also plays a significant role in our future. So, it is important that we all learn what we can do to positively affect the Company’s EVA - for the benefit of our shareowners, the Company and ourselves.

WHAT IS EVA?

EVA is a financial performance measurement tool that is easily calculated. Put simply, EVA measures the increase in economic profit generated from one year to the next.

Let’s start by defining economic profit. Economic profit is the Company’s net operating profit after taxes (NOPAT) minus a charge for operating capital. This charge reflects the cost of acquiring that capital from our shareowners and our lenders. Calculating our economic profit shows if we are obtaining a return greater than the cost of that capital.

To measure whether we are improving our economic profit each year, we use the formula for Economic Value Added. EVA is calculated by subtracting last year’s economic profit from this year’s. The result is the economic value added to the Company - how much additional value we have created for shareowners in that particular year.

WHY USE EVA?

Not only is it an ideal financial measurement tool, EVA is also the most accurate method for making business decisions that truly create additional economic value for our Company.

Used by themselves, other financial measurements, such as operating income growth, can be misleading. Unless a business consistently earns more than the cost of its capital, it will lose value for its shareowners … even if it is growing operating income.

HOW DOES EVA ACTUALLY WORK?

Using EVA is simple. Just follow these four steps:

First, calculate your NOPAT.

Second, calculate your capital charge. To do that, multiply your average operating capital times the Company’s cost of capital. Operating capital is your working capital (cash, inventories and receivables minus payables) plus your fixed assets (property, plant and equipment).

Next, subtract your capital charge from your NOPAT. This is your economic profit.

Finally, subtract last year’s economic profit from this year’s economic profit … and the result is the economic value you have added.

WHO IS ACCOUNTABLE FOR EVA?

Each Company operation is accountable for its economic profit and EVA. Specifically, it is responsible for the two key drivers of EVA - net income and operating capital.

Previously, operating managers were judged on several net income measures over which they had varying degrees of control. In the future, financial performance will be based on measures that can be influenced. Treasury-related items - interest income and expense - will be charged to Corporate Treasury.

In addition, the Company’s effective tax rate will be charged to all operations.

Also, more focus will be given to the second driver of EVA - operating capital. The capital invested in an operation directly affects its economic profit through the capital charge. If each operation and each business segment earn returns in excess of the cost of capital, the Company will consistently grow its economic profit and EVA.

K•Swiss Inc.

Your EVA Award Calculation

Overview

The EVA award is a formula-driven plan that is based upon two factors: (1) a bonus target and (2) a financial performance factor.

Incentive Award = Bonus Target x Performance Factor

The Bonus Target is a percentage of base salary that is defined by the plan. The Performance Factor is a multiplier derived by comparing actual financial performance to expected financial performance. For example, if you have an established Bonus Target of $10,000 and your business unit’s actual performance equaled 110% of expected performance last year, your incentive award equals $11,000 ($10,000 x 110%).

Incentive Award	= Bonus Target x Performance Factor
= $10,000 x 110%
= $11,000

This booklet will explain our plan and how to calculate your EVA award.

THE EVA AWARD

Your Bonus Target

K•Swiss’ EVA incentive program has set competitive targets for individual participants. Each participant has a Bonus Target that is determined by multiplying a Target Percentage by the incumbent’s base salary. The

Target Percentage for each participant has been established by the compensation committee based on job requirements, scope and duties of each position. For example, if your Target Percentage is equal to 10 and your salary is $90,000, your Bonus Target would be 10% x $90,000 = $9,000.

Bonus Target	= Target Percentage x Participant’s Base Salary
= 10% x $90,000
= $9,000

EVA Performance Factor

EVA is an exciting new development in incentive compensation design. It makes managers into stakeholders in two powerful ways:

1. Your EVA Award will be based solely on the EVA Performance of your business unit.

2. Your EVA Bonus Declaration (the amount credited to the Bonus Bank at year end) is unlimited because, far from being an expense, it is a share of the value you are adding to K•Swiss.

One of the core values in our incentive pay program is that each participant should receive a portion of the value that they help create. K•Swiss uses EVA to measure the Company’s performance. The EVA Award is designed so that you receive an award based on your business unit’s contribution to K•Swiss’ EVA.

Our shareholders expected return on their investment can be measured in terms of EVA growth on an annual basis. This is called Expected EVA Improvement (EI). This improvement is not based upon your business plan, but rather on the expectations of our shareholders.

The EVA Interval represents the amount of deviation from Expected EVA Improvement (EI) that eliminates (negative deviation) or doubles (positive deviation) the bonus declaration. The EVA Interval and the expected EVA Improvement have been established to take economic and financial data for K•Swiss and our industry into account to develop the EVA Interval and expected EVA Improvement. The EVA Interval establishes the leverage (risk) of the plan; that is, the smaller the interval, the more quickly the bonus declaration doubles or goes to zero. The slope of the line, which is determined by the EVA Interval, establishes the extent to which you will be rewarded (or penalized) for actual EVA performance greater (or less) than E1.

It is important for the K•Swiss’ incentive pay program to provide you with part of the value you help create. To do this, the bonus calculation has to increase EVA Bonus Declarations as EVA Improvement increases. EVA Bonus Declarations will equal the EVA Target when Actual EVA Improvement equals the Expected EVA Improvement (EI) for your business unit.

In the next few pages you will be walked through calculating the EVA Bonus Declaration and EVA Award. As you will see, an EVA Bonus Declaration can be positive or negative depending upon your business unit’s actual performance. The purpose of these calculations is to take the process shown in the chart and apply it to your situation.

EVA Award Calculation Summarized:

1. The Actual EVA Improvement (AI) is measured by subtracting the Prior Year EVA from the Current Year EVA of your business unit.

2. Excess EVA Improvement is calculated by subtracting the Expected EVA Improvement (EI) from the Actual EVA Improvement (AI).

3. The Performance Multiple is calculated by dividing your Excess EVA Improvement by your EVA Interval.

4. Your Bonus Multiple is calculated by adding the Performance Multiple and the Target Multiple (always 1).

5. Your EVA Bonus Declaration is calculated by multiplying the Bonus Multiple in Step 4 by your Bonus Target.

6. Your EVA Bonus Declaration is credited to the Bonus Bank.

7. The Bonus Bank pays out your EVA Award based on certain rules.

Measuring EVA Performance

Performance is measured based on Actual EVA Improvement in your business unit compared to the Expected EVA Improvement. Your business unit’s performance is measured after the Current Year EVA is known. Remember that this measurement is not based on budget or business plan performance.

Step 1 First, the Prior Year EVA is subtracted from the Current Year EVA. The difference - called Actual EVA Improvement - is the amount of growth in EVA from one year to the next.

Step 2 Calculate the Excess EVA Improvement by subtracting the Expected EVA Improvement (EI) from the Actual EVA Improvement (AI).

Actual EVA Improvement (AI) = Current Year EVA - Prior Year EVA

Excess EVA Improvement = Actual EVA Improvement (AI) – Expected EVA Improvement

Calculating the EVA Bonus Declaration

Once the amount of Excess EVA Improvement is known, the Bonus Declaration, the amount credited to the Bonus Bank, can be calculated.

Step 3 Calculate the Performance Multiple by dividing the Excess EVA Improvement by the EVA Interval.

Step 4 Calculate the Bonus Multiple by adding the Performance Multiple and the Target Multiple (always 1).

Step 5 Multiply the Bonus Multiple by the Bonus Target and you will get the current year Bonus Declaration.

Performance Multiple = Excess EVA/EVA Interval

Bonus Multiple = Performance Multiple + Target Multiple (always 1)

Bonus Declaration = Bonus Multiple × Bonus Target

The bottom line is, if the Actual EVA Improvement (AI) is greater than Expected EVA Improvement (EI), the EVA Bonus Declaration will be greater than the EVA Target.

The Bonus Bank

Once the EVA Bonus Declaration is calculated, it is deposited in the Bonus Bank. Payments you receive are drawn from the Bonus Bank balance. The Bonus Bank:

•	Links cumulative pay to cumulative performance by reserving a portion of negative and exceptionally positive bonus declarations against future EVA Improvement.

•	Constantly extends an individual’s time horizon forward when making business decisions.

•	Smooths the bumps and grinds of the business cycle.

Here’s how the bank works:

Step 6 The EVA Bonus Declaration is deposited into the Bonus Bank

Step 7a The amount of the Bonus Bank balance, up to your full Bonus Target, will be paid to you from the Bonus Bank balance.

Step 7b If there is a remaining positive balance, you will receive an additional payment of one-third of the Bonus Bank balance. The amount of this additional payment cannot exceed your Bonus Target. That is, the maximum amount paid from the Bonus Bank in any year is 2 times your Bonus Target. Of course, if you reach this limit, any remaining amounts will remain in the Bonus Bank and are available for future payout.

In extreme situations, it would be possible that negative Bonus Declaration could result in a negative Bonus Bank. If you end the year with a negative Bonus Bank balance, that negative balance will be carried forward to the next year and must be offset by future positive Bonus Declarations.

Your Bonus Worksheet

The following worksheet is provided for you to complete with your own information.

1. Annual Base Salary		$

2. × Target Percentage		%

3. Bonus Target		$

STEP 1	4. Current Year EVA	$

STEP 1	5. - Prior Year EVA	$

STEP 1	6. = Actual EVA Improvement (AI)	$

STEP 2	7. - Expected EVA Improvement (EI)	$

STEP 2	8. = Excess EVA Improvement	$

STEP 3	9. ÷ EVA Interval	$

STEP 3	10. = Performance Multiple	$

STEP 4	11. + Target Multiple (always 1)	$

STEP 4	12. = Bonus Multiple	$

STEP 5	13. × Bonus Target	$

STEP 5	14. = EVA Bonus Declaration	$

STEP 6	15. Beginning Bonus Bank Balance	$

STEP 6	16. + EVA Bonus Declaration (line 14)	$

STEP 6	17. = Available Bonus Bank Balance	$

STEP 7a	18. – Payout up to EVA Target	$

STEP 7a	19. = Excess Bonus Bank Balance	$

STEP 7b	20. + Payout of excess Bonus Bank Balance *	$

STEP 7b	21. TOTAL EVA Award (line 18 + line 20)	$

*	Not to exceed EVA target

Other Rules

Maximum Annual Payments

As described above, the maximum bonus payment in any given plan year to any participant is limited to two times his or her target bonus amount. In addition, no participant may be paid more than $2,000,000 under this EVA Bonus Plan for any given plan year.

Transfers

If you are transferred from one EVA business unit to another EVA business unit during a given year, you will receive a bonus declaration and payment according to the following rules:

•	The award declared for the year of the transfer will be determined according to the full year EVA results of both EVA business units in which you worked during the plan year, and prorated based on the number of months of service in each EVA business unit.

•	Any positive Bonus Bank balance you have at the time of transfer will be paid out over three years beginning at the end of the year of the transfer. A new Bonus Bank (with a beginning balance of zero) will be established for you based on awards earned in the new EVA business unit.

•	Any negative Bonus Bank balance you have at the time of transfer will be carried over and amortized against awards earned at your new EVA business unit.

Terminations

Awards

If employment with K•Swiss terminates during the year, you will not be eligible for an EVA incentive award for that year.

Bonus Bank

Bonus Bank balances will be forfeited upon termination except in the following cases:

•	Termination due to death, disability or retirement (at or after age 62).

•	In cases of terminations due to death or disability, the Bonus Bank balance will be paid in one lump sum within thirty (30) days of the termination date. In cases of termination due to retirement at or after age 62, any Bonus Bank balance you have will be paid over three years, beginning at the end of the year in which you retire.

A Program That Rewards Your Performance

By providing you a share of all the value you help create, K•Swiss’ EVA Award program gives you an incentive to make decisions in the best interest of K•Swiss, our shareholders, customers and employees. By encouraging good business decisions, cost improvements and productivity, it also reinforces the goals of K•Swiss’ Strategic Plan.

The incentive compensation plans established by K•Swiss Inc. should not be construed to be a guarantee or contract of employment nor are employees vested in these benefits. As is customary with such plans, the Board of Directors of K•Swiss Inc. reserves the right to change or discontinue any plan at any time and for any reason, with or without notice.

Glossary

Actual EVA Improvement (AI)-Current Year EVA minus Prior Year EVA.

Bonus Bank-Links cumulative pay to cumulative performance by reserving a portion of negative and exceptionally positive bonus declarations against future EVA improvement.

Bonus Multiple-A number that is the sum of your Performance Multiple and Target Multiple (always 1).

Bonus Target-The amount calculated by multiplying the Target Percentage and the participant’s base salary.

Current Year EVA-The EVA for a participant’s business unit at the end of the current year being measured.

EVA Award-The amount of EVA bonus paid in any plan year. This amount cannot exceed 2 times the participant’s EVA Target Bonus.

EVA Bonus Declaration-The dollar amount deposited in the Bonus Bank at year-end, before any payments are made.

EVA Interval-The amount based on K•Swiss’ financial information and other economic data that determines the leverage of the EVA Plan Component. It is the amount of deviation from Expected EVA Improvement that eliminates or doubles the EVA Target bonuses.

Excess EVA Improvement-The amount by which Actual EVA Improvement is greater than (+) or less than (-) Expected EVA Improvement, that is (AI) - (EI).

Expected EVA Improvement (EI)-The expected EVA Improvement in a participant’s business unit in a given year. Provides the performance measure and standard for target awards that is consistent with shareholder expectations.

Performance Multiple-Excess EVA Improvement divided by the EVA Interval. This percentage represents your share of the excess EVA improvement in your business unit.

Prior Year EVA-The EVA for a participant’s business unit at the end of the year prior to the year being measured.

Target Percentage-The percentage of your base salary that is used to calculate the Bonus Target. This percentage is determined by the compensation committee.

PROXY	K•SWISS INC.	PROXY
Class A Common Stock and Class B Common Stock
Proxy for Special Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Special Meeting of Stockholders to be held on December 15, 2004 at 9:00 a.m. at the K•Swiss® Corporate Office, 31248 Oak Crest Drive, Westlake Village, California 91361.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the accompanying Proxy Statement for the Special Meeting of Stockholders to be held on December 15, 2004 and, revoking all prior Proxies, appoints Steven Nichols and George Powlick, and each of them, with full power of substitution in each, the Proxies of the undersigned to represent the undersigned and vote all shares of Class A Common Stock and Class B Common Stock of the undersigned of K•Swiss Inc., at the Special Meeting of Stockholders to be held on December 15, 2004, and any adjournments or postponements thereof upon the following matters and in the manner designated on the reverse side hereof.

This Proxy will be voted FOR Items 1 and 2 unless otherwise specified.

(Continued and to be signed on reverse side.)

K•Swiss INC.

P.O. BOX 11251

NEW YORK, NY 10203-0251

[Reverse Side of Proxy]

1.	To approve an amendment to the Company’s 1999 Stock Incentive Plan to increase the number of shares subject thereto from 3,600,000 to 4,600,000 and to approve and ratify the Company’s 1999 Stock Incentive Plan, as amended and restated.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To approve the Company’s Economic Value Added Bonus Plan, as amended, to comply with Section 162(m) of the Internal Revenue Code.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof and as to which the undersigned hereby confers discretionary authority.

Change of Address and/ ☐

or Comments Mark Here

Please sign as name(s) appears. Executors,

administrators, guardians, officers of corporations,

and others signing in a fiduciary capacity should

state their full title as such.

Dated: , 2004

Votes must be Indicated

(x) In Black or Blue Ink. ☒

PLEASE MARK, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.